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                                                                   Exhibit 10.20

                              EMPLOYMENT AGREEMENT

          This Employment Agreement (the "Agreement") is made as of May 2, 2005 (the "Effective Date"), by and between Castle Brands, Inc, a Delaware corporation (the "Company") and Keith A. Bellinger (the "Executive"). In consideration of the mutual covenants contained in this Agreement, the Company and the Executive agree as follows:

     1. Definitions.

          (a) "Change of Control" shall occur if the Company (a) is a party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or
(b) sells or disposes of all or substantially all of the Company's assets.

          (b) "Disability" shall mean a mental or physical disability because of which Executive cannot continue to perform the essential functions of his position, with or without a reasonable accommodation.

          (c) "Successor" shall mean any successor (whether direct or indirect) by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise to all or substantially all of the assets of the Company.

     2. Employment Capacity; Employment at Will.

          (a) As of the Effective Date, the Company agrees to employ the Executive, and the Executive agrees to serve the Company, as Chief Operating Officer of the Company, with such duties consistent with such capacity as may be assigned to him by the Board of Directors or the President of the Company. The Executive shall perform all services to be rendered hereunder faithfully, devote his full business time and attention to the duties assigned to him by the Board of Directors of the Company and use his best efforts to promote the business interest of the Company.

          (b) Employment of the Executive pursuant to the terms of this Agreement shall continue from day to day until terminated by the Company or the Executive, subject to the terms and conditions hereinafter set forth.

     3. Compensation and Benefits. The Company agrees to compensate the Executive for the services rendered by him during his employment as follows:

          (a) Salary. Commencing on the Effective Date, the Company shall pay the Executive an annual base salary of $270,000 ("Base Salary"), payable semi-monthly in arrears in accordance with the standard payroll practices of the Company. The Executive's Base Salary shall be reviewed at least annually at which times it shall be subject to increase in the discretion of the Board of Directors. Notwithstanding the foregoing, an increase in the Executive's Base Salary to an annual base salary of $300,000 will be considered by the Compensation Committee of the Board of Directors of the Company ("Compensation Committee") in January 2006, based
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on targeted achievements to be decided upon between the Executive and the
Chairman and Chief Executive Officer.

          (b) Bonus. The Executive shall be eligible to receive an incentive performance bonus up to a maximum of 100% of the Executive's Base Salary ("Incentive Performance Bonus"), subject to the successful achievement of a series of goals and objectives to be agreed upon with the Chairman and Chief Executive Office of the Company. The Incentive Performance Bonus will be paid following the end of the Company's fiscal year. For the first year of employment, the first $100,000 of the Incentive Performance Bonus, if any, shall be payable to the Executive in January, 2006, after completion of the review of achievements by the Compensation Committee of the Company, and the balance, if any, shall be payable after the end of the Company's 2005 fiscal year (year ending March 31, 2006). On all subsequent years the Incentive Performance Bonus will be paid following the end of the Company's fiscal year.

          (c) Stock Options. The Company shall grant to the Executive 150,000 stock options at a strike price of $8.00 per share, pursuant to a Stock Option Agreement to be entered into between the Company and the Executive. The options shall vest over a four year period with 25% of the shares vesting each year on the anniversary of the Effective Date. Subject to the Executive's prior consent, which consent shall not be unreasonably withheld, the Company shall have the right to replace the stock options with an alternate form of compensation that is of the same or greater economic value to the Executive.

          (d) Benefits. (i) The Executive shall be permitted to participate in the employee medical, retirement and insurance benefit plans applicable to officers of the Company, and such other plans as may from time to time be made available or applicable to the Executive, consistent with the policies of the Company.

               (ii) The Executive shall be permitted to take four (4) weeks of paid vacation annually to be earned and used in accordance with the Company's vacation policy. Accrued vacation not taken in any calendar year may be carried forward or be usable in any subsequent calendar year in accordance with the Company's vacation policy. Paid holidays may be taken in accordance with the holiday policy and schedule of the Company as from time to time in effect.

               (iii) The Company shall reimburse the Executive, consistent with the Company's policies, for all reasonable and necessary out-of-pocket travel, business entertainment and other business expenses incurred or expended by him incident to the performance of his duties hereunder.

          (e) Car Allowance. The Company shall provide the Executive with a car allowance of $900 per month.

     4. Termination and Termination Benefits

          (a) Termination for Cause. Executive's employment under this Agreement may be terminated for Cause without further liability on the part of the company upon written notice from Chief Executive officer of any of the following:


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               (i) the failure by the Executive to perform the Executive's duties or responsibilities under this Agreement (other than any such failure due to physical or mental illness) and which Executive does not remedy within thirty days after receipt of written notice from the Company, which notice identifies the manner in which the Company believes that Executive has not performed his duties and responsibilities;

               (ii) a finding by the Company, after notice to the Executive and an opportunity for him to be heard, that the Executive has engaged in any fraud, embezzlement or material act of dishonesty affecting the Company; or

               (iii) the Executive's conviction for a felony or any lesser crime that would require his removal from any federal or state license or permit, or which would require his removal from any such Company license or permit.

          (b) Termination Without Cause. Subject to the payment of Termination Benefits to the extent provided under Section 4(f), the Executive's employment under this Agreement may be terminated by the Company without Cause upon written notice to the Executive by the Chief Executive Officer.

          (c) Termination by Reason of Disability. Subject to the payment of Termination Benefits to the extent provided under Section 4(f), the Executive's employment under this Agreement may be terminated by the Company by Reason of Disability on the 30th day following the delivery to Executive of written notice from the Company that Executive has been terminated by reason of Disability; provided that any such notice given before the close of a continuous period of three (3) months during which Executive shall have been incapable of performing the essential functions of his position by reason of Disability shall be deemed to be provided at the close of such period. The determination that Executive is disabled within the meaning of this Agreement shall be made upon the advice of an independent qualified physician, in the case of a physical disability, or an independent qualified psychiatrist, in the case of a mental disability, who has been selected by the Company with the approval of the Executive, which approval shall not be unreasonably withheld.

          (d) Resignation By the Executive for Good Reason. Subject to the payment of Termination Benefits to the extent provided under Section 4(f), the Executive may resign his employment under this Agreement for Good Reason upon written notice to the Chief Executive Officer. Any of the following shall constitute "Good Reason" for such resignation:

               (i) the continued failure by the Company (or any Successor) to perform its obligations under this Agreement for a period of thirty (30) days after a written demand for substantial performance is delivered to the Company by the Executive, which demand specifically identifies the manner in which Executive believes that the Company has not performed its obligations;

               (ii) a demotion or significant diminution of the Executive's responsibilities and/or duties;

               (iii) a material loss of title or office;


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               (iv) the relocation of Executive's principal work location (other than on a temporary basis) to a location more than fifty (50) miles from Executive's principal Work location as of the Effective Date; or

               (v) a Change of Control of the Company.

          (e) Resignation by the Executive Without Good Reason. The Executive may resign his employment under this Agreement upon sixty (60) days written notice to the Chief Executive Officer.

          (f) Certain Termination Benefits. In the event the Company terminates this Agreement of the Executive's employment with the Company is terminated pursuant to Sections 4(b), 4(c) or 4(d) above, the Company shall provide to the Executive the following termination benefits ("Termination Benefits" ), provided the Executive signs the form of general release attached hereto as Exhibit A:

               (i) If the termination occurs on or before the first anniversary of the Effective Date of this Agreement, the Termination Benefits shall consist of (A) continuation of the Executive's Salary at the rate then in effect for a period of six (6) months, (B) the Incentive Performance Bonus with respect to the year in which termination occurs (pro rated for the portion of the year in which the Executive was so employed) and (C) continuation of group health plan benefits ("Continuation Coverage") for a period of six (6) months or such longer period as may be required under federal law. During the first six (6) months of the Continuation Coverage period, the premium costs for the Continuation Coverage shall be shared by the Company and the Executive in the same relative proportion as in effect on the date of termination.

               (ii) If the termination occurs after the first anniversary of the Effective Date of this Agreement, the Termination Benefits shall consist of (A) continuation of the Executive's Salary at the rate then in effect for a period of twelve (12) months, (B) the Incentive Performance Bonus with respect to the year in which termination occurs (pro rated for the portion of the year in which the Executive was so employed), and (C) continuation of group health plan benefits for a period of twelve (12) months or such longer period as may be required under federal law. During the first twelve (12) months of the Continuation Coverage period, the premium costs for the Continuation Coverage shall be shared by the Company and the Executive in the same relative proportion as an effect on the date of termination.

          (g) Termination Upon Death. This Agreement will terminate automatically upon the death of the Executive. In the event that the employment of the Executive is terminated pursuant to this Section 4(g), the Company will pay to the representative of the Executive the amount of all accrued but unpaid Base Salary to the date of such termination, and the Incentive Performance Bonus with respect to the year in which termination occurs (pro rated for the portion of the year in which the Executive was so employed) in accordance with Company policy.

          (h) Other Entitlements. Nothing in this Section 4 shall deprive the Executive of any accrued benefits to which he has acquired a vested right under any employee benefit plan,


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stock plan or deferred compensation arrangement, or to any health care continuation coverage to the extent required by applicable law.

     5. Nonsolicitation. In consideration of this Agreement and all the provisions contained herein, and in view of the Executive's participation in and access to the unique and valuable information of the current and proposed business activities of the Company in all its aspects, the Executive covenants and agrees that during the term of the Executive's employment (including any subsequent period during which the Executive renders consulting or advisory services to the Company) and thereafter for a period of (i) six months following termination of employment, if such termination occurs on or before the first anniversary of the Effective Date, or (ii) one year following termination of employment, if such termination occurs after the first anniversary of the Effective Date, the Executive shall not, directly or indirectly:

               (i) solicit or induce, or assist other to solicit or induce, any individual who is an actual or prospective employee, consultant or agent of the Company to terminate his or her employment or prospective employment relationship or offer employment to or hire or otherwise engage any such individual; provided that nothing herein shall prevent general solicitation through advertising or similar means which are not specifically directed at employees of, consultants to or agent of the Company; or

               (ii) solicit or induce, or assist others to solicit or induce, any distributors, manufacturers, suppliers, customers or representatives with whom the Company is doing business to terminate or otherwise curtail or impair their business relationship with the Company.

     6. Withholding. All payments provided for hereunder shall be reduced by payroll taxes and withholding required by any federal, state or local law, and any additional withholding to which the Executive has agreed in writing.

     7. Successors, Assignment, etc. Except as hereinafter set forth, this Agreement shall be binding upon and inure to the benefit of the Executive and the Company and their respective permitted Successors. Neither this Agreement nor any of the rights or benefits hereunder may be assigned by the Executive. In the event the Company merges or consolidates with or into any other corporation or sells or otherwise transfers substantially all of its assets to another corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation surviving or resulting from the merger or consolidation or to which such assets are sold or transferred.

     8. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     9. Notices. Any termination of Executive's employment by the Company or by Executive other than by reason of death shall be communicated by written notice of termination


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to the other party hereto. In case of any termination of Executive's employment by the Company for Cause or Disability, or by Executive for Good Reason, such notice shall set forth the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail all facts claimed to provide a basis under the provision indicated. The notice shall be hand delivered or sent by registered or certified mail and mailed to Executive at the last address he has filed with the Company's principal executive offices, or to the Company at its principal executive offices.

     10. Entire Agreement; Amendment; Waivers. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any prior or other understanding, agreements or representations relating thereto. This Agreement may not be amended, modified or supplemented except by an agreement in writing signed by the parties hereto. Waiver by any part of any breach of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any subsequent breach.

     11. Governing Law. This Agreement has been executed and delivered in the State of New York and its validity, interpretation, performance and enforcement shall be governed by the laws of said State without regard to principles of conflict of laws.

     12. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

          IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized officer, and by the Executive, as of the Effective Date.

                                        CASTLE BRANDS INC.


                                        By: /s/ Mark Andrews
                                            ------------------------------------
                                        Name: Mark Andrews
                                        Title: Chairman and CEO and President


                                        /s/ Keith A. Bellinger
                                        ----------------------------------------
                                        Keith A. Bellinger


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                                    EXHIBIT A

                             FORM OF GENERAL RELEASE

                                 GENERAL RELEASE

     1. (a) As a condition to and in consideration of the payments and benefits described in Section 4(f) of the Agreement dated May 2, 2005 between Castle Brands, Inc. and me relating to my employment with Castle Brands, Inc., and for other good and valuable consideration, I, with the intention of binding myself and my heirs, beneficiaries, trustees, administrators, executives, assigns and legal representatives (collectively, the "Releasors"), hereby irrevocably and unconditionally release, remise, and forever discharge Castle Brands Inc. and the Releasees (as hereinafter defined) with respect to any and all agreements, promises, rights, liabilities, claims, and demands of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law, or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, that the Releasors ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, accruing, arising or occurring at any time on or prior to the date I execute this General Release, including, without limitation, (i) any and all rights and claims arising out of or in connection with my employment by Castle Brands Inc., the terms and conditions of such employment, or the termination of my employment; (ii) any and all contract claims, claims for bonuses, claims for severance allowances or entitlements; (iii) fraud claims, defamation, disparages and other personal injury and tort claims; and (iv) claims under any federal, state, or municipal employee benefit, wage payment, discrimination, or fair employment practices law (e.g., on the basis of sex, religion, age, race, or disability), statute, or regulation, and claims for costs and expenses (including but not limited to experts' fees and attorneys' fees) with respect thereto. This General Release includes, without limitation, any and all rights and claims under the Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the U.S. Pregnancy Discrimination Act, the U.S. Family and Medical Leave Act, the U.S. Fair Labor Standards Act, the U.S. Equal Pay Act, The Workers Adjustment and Notification Act, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1866, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, the New York Conscientious Employee Protection Act, the New York Equal Pay Act, the New York Smokers' Rights Law, the New York Family Leave Act, the New York Genetic Privacy Act, and the New York Constitution, in each case as such laws have been or may be amended. Nothing in this General Release shall deprive me of any compensation that was earned but not paid prior to my termination; accrued benefits to which I have acquired a vested right under any employee benefit plan or policy, stock plan or deferred compensation arrangement; any health care continuation coverage to the extent required by applicable law; or any right that I may have under the Agreement dated May 2, 2005.

          (b) For purposes of this General Release, the term "Castle Brands Inc. and the Releasees" includes Castle Brands Inc., its past and present direct and indirect affiliates, successors, assigns, and all of its and their past, present, and future employees, officers, directors, attorneys, agents, and legal representatives, whether acting as agents or in individual capacities,
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and this General Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

     2. (a) Opportunity to Review. I acknowledge that before signing this General Release, I was given a period of at least 21 days in which to review and consider it. I acknowledge that I was encouraged by Castle Brands, Inc. to review this General Release, and that to the extent I wish to do so I have done so. I further acknowledge that I have read this General Release in its entirety, and that I fully understand the terms and legal effect of this General Release. I am entering into this General Release voluntarily and of my own free will. If I executed this General Release before the end of the 21-day period, such early execution was completely voluntary, and I had reasonable and ample time in which to review this General Release.

          (b) Revocability. I agree that, for a period of seven days after I sign this General Release (the "Revocation Period"), I have the right to revoke it by providing notice, in writing (delivered by hand or by overnight mail), to Castle Brands Inc., Attention: Mark Andrews. Notwithstanding anything contained herein to the contrary, this General Release will not become effective and enforceable until after the expiration of the Revocation Period.

Date signed: May 2, 2005


/s/ Keith A. Bellinger
-------------------------------------


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